Free Writing Prospectus

Filed pursuant to Rule 433 under the Securities Act

(To the Preliminary Prospectus Supplement dated September 5, 2012)

Registration Statement No. 333-173135

Pricing Term Sheet

Verisk Analytics, Inc.

Issuer:	Verisk Analytics, Inc.

Ticker:	VRSK

Expected Ratings*:	Ba1/BBB-/A-

Size:	$350,000,000

Maturity:	September 12, 2022

Coupon:	4.125%

Public Offering Price:	99.207% of face amount

Yield to maturity:	4.223%

Spread to Benchmark Treasury:	T + 262.5 basis points

Benchmark Treasury:	1.625% due August 15, 2022

Benchmark Treasury Price / Yield:	100-08 / 1.598%

Interest Payment Dates:	March 12th and September 12th, commencing March 12th, 2013

Redemption Provisions:

Make-whole call	At any time at a discount rate of Treasury plus 40 basis points

Settlement:	T+5; September 12, 2012

Denominations:	$2,000 and any integral multiple of $1,000 above that amount

CUSIP / ISIN:	92345YAC0 / US92345YAC03

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Lead Manager:	SunTrust Robinson Humphrey, Inc.

Co-Managers:	TD Securities (USA) LLC The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC (call collect at 1-212-834-4533), Merrill Lynch, Pierce, Fenner & Smith Incorporated (call 1-800-294-1322, or e-mail dg.prospectus_requests@baml.com) or Wells Fargo Securities, LLC

(call 1-800-326-5897, or e-mail: cmclientsupport@wellsfargo.com).